Exhibit 2(k)(2)
SECURITY SERVICES AGREEMENT
This Agreement dated as of August 14, 2002, by and between The Mexico Equity and Income Fund, Inc., (“Company”) and THE FIFTH THIRD BANK, an Ohio banking corporation (“Bank”) for the purposes of performing the services indicated below with respect to the Company’s securities.
WITNESSETH:
WHEREAS, the Company desires that certain services be rendered by Bank with respect to the issuance, transfer and/or registration of certificates for a number of securities of the Company; and
WHEREAS, the Bank is engaged in the business of providing services for issuers of securities and desires to provide Company’s services.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:
1) SCOPE. The Company hereby agrees to employ and hire Bank and Bank hereby agrees to provide Company the issuance, transfer and/or registration of certificates and services indicated herein (referred to as the “Services”), subject to the terms of this Agreement and the Bank’s Regulations attached hereto as Exhibit A which are incorporated herein and made a part hereof. In the event of a conflict between the terms of this Agreement and the Regulations, the terms of this Agreement shall control.
2) FEES. The Company shall pay the Bank fees for services rendered pursuant to the fee schedule attached hereto as Exhibit B. Fees shall be determined quarterly in arrears on the last day of such quarter and payable upon receipt. The Company’s failure to pay Bank’s fees under this Agreement within thirty (30) calendar days of billing date shall constitute good cause for termination of Bank’s services. In the event of non-payment of Bank’s fees, the Company shall be liable to Bank for all reasonable costs of collection, including but not limited to, interest, court costs and attorneys’ fees.
3) EFFECTIVE DATE. Bank shall perform the Services indicated herein in the City of Cincinnati, Ohio effective as of August 26, 2002 with regard to certificates for the securities described below, and now or hereafter authorized by the Company’s governing documents:

		NUMBER OF SHARES	NUMBER OF SECURITIES REPRESENTED
	PAR	NOW AUTHORIZED BY	BY CERTIFICATES OUTSTANDING AT
CLASS OF SECURITIES	VALUE	GOVERNING DOCUMENTS	TIME OF THIS APPOINTMENT
Common	$0.001	100,000.000	2,473,503.989
Treasury Stock (held issued but			6,122,068.723 held
unauthorized)	$0.00l	included in total above	(none outstanding)
Company hereby certifies that all outstanding securities as of the date hereof covered by this Agreement have been duly authorized and are fully-paid, non-assessable and in the hands of the respective holders thereof.
4) SERVICES. Bank shall perform the services indicated below by the Company:
INSTRUCTIONS. For each item in A through E on the following pages, the applicable services to be provided by Bank are so noted by Company. Company has placed and (X) in each service that it desires bank to provide in its entirety.

     A) TRANSFER AGENT SERVICES. The Bank:  X  shall___shall not provide transfer agent services, which include the following:
i)	Maintaining shareholder account. records, including name, address, taxpayer identification number, shares held and certificate numbers.

ii)	Processing of all transfers of certificates including the review of those transfer items requiring supporting documents commonly referred to as “legal transfers.”

iii)	Furnishing a list of shareholders as of each dividend record date if requested by the Company.

iv)	Furnishing a journal sheet reflecting the daily transfer activity if requested by the Company.

v)	Maintaining a record of all certificates against which a stop transfer notice has been placed.
     B) REGISTRAR SERVICES. The Bank:  X  shall___shall not provide registrar services, which include:
i)	Maintaining a record of the number of authorized and outstanding shares.

ii)	Registering upon original issue or transfer all certificates for securities.
     C) DIVIDEND DISBURSING AGENT SERVICES. The Bank:  X  shall___shall not provide dividend disbursing agent services, which include the following:
i)	Preparing dividend checks for each shareholder of record as of the record date established for such dividend or dividend credit for those shareholders that participate in the dividend reinvestment plan.

ii)	Mailing dividend checks by First Class regular mail.

iii)	Maintaining a checking account against which checks will be paid with funds to be supplied by the Company.

iv)	Preparing applicable Internal Revenue Service forms, mailing copies of such forms to the shareholders annually and furnishing a computer tape summary of such forms to the U.S. Treasury Department.

v)	Mailing quarterly financial reports of the Company.

vi)	Obtaining U.S. Treasury Forms or other certificates with respect to Taxpayer Identification Numbers as may be required under U.S. Treasury regulations.

vii)	Withholding of Federal Income Tax on such dividends and processing the payment of that tax over to the U.S. Treasury as may from time to time be required by the U.S. Treasury regulations.

viii)	Filing tax information returns on shares held and dividends paid with the various states as requested by the Company.

     D) DIVIDEND REINVESTMENT SERVICES. The Bank:   X   shall        shall not provide Dividend Reinvestment Agent Services, which (if such services shall be performed) shall include the services initialized (frequency of reports and statements should be provided for those items initialized) and shall be subject to a Company sponsored dividend reinvestment plan acceptable to the Bank.
i)	___ Collecting the dividends and/or voluntary cash deposits from the holders.

ii)	___ Purchasing of stock at market price on a (monthly/quarterly) basis.

iii)	___ Crediting full and fractional shares to the participant accounts.

iv)	___ Updating and balancing participant records as transactions occur.

v)	___ Generating (monthly/quarterly) reports for the Company.

vi)	___ Generating (monthly/quarterly) statements for the participants.

vii)	___ Issuing, as applicable, all Internal Revenue Service forms.
     E) PROXY AGENT SERVICES. The Bank:  X     shall___ shall not provide proxy agent services, which include the following:
i)	Mailing broker-search cards prior to the voting record date of annual and special meetings of shareholders

ii)	Preparing one set of proxies for the general annual or any special meeting of shareholders for each shareholder of record on the record date established for such meeting

iii)	If requested by the Company mailing those proxies along with the proxy statement and annual report

iv)	Tabulating those proxies voted and furnishing the Company with interim reports and a summary of such vote

v)	Providing the Company with a shareholder list as of record date of the proxy, in alphabetical sequence, for the annual meeting of shareholders.
5) AUTHORIZATION OF BANK. Bank is authorized to countersign for original issue and to deliver when registered by it, certificates for shares in a number not to exceed the number of unissued shares of said securities at such time authorized to be issued by the Company and in such names as Bank may be directed in writing from time to time by the officer or officers authorized to do so pursuant to resolution of the Company delivered to Bank, including, unless otherwise specified, certificates for such number of unissued shares of said stock reserved for issuance upon exercise of options granted under plans or agreements disclosed to Bank by Company in writing. Notwithstanding the death, resignation, or removal of any officer of the Company authorized to sign certificates of stock, the Bank may continue to issue or register such certificates and continue to countersign certificates bearing the manual or facsimile signature of such officer until otherwise directed in writing by the Company.
6) INDEMNIFICATION BY THE COMPANY. The Company shall indemnify the Bank and hold it harmless from any losses, damages, liabilities and expenses (including reasonable attorney’s fees) which the Bank may suffer or incur from claims made against the Bank related to the Bank’s performance of its duties or arising from this Agreement by reason of any act or omission to act by the Company in the conduct of its business, provided that no indemnification shall be provided by the Company pursuant to this Section for damages, losses, liabilities or expenses resulting from the reckless or willful misconduct of the Bank its officers, directors or employees in connection with carrying out its duties under this Agreement.
The Company shall further protect and hold Bank harmless from any losses, damages, liabilities and expenses (including reasonable attorney’s fees) which the Bank may suffer or incur from claims made against the Bank by reason of the Bank’s performance of duties as a Transfer Agent, Registrar and Dividend Disbursement Agent for the Company, including, without limitation all liability and expense in acting upon any signature, certificate or other document believed by the Bank to be genuine and to have been signed by the proper person, or refusing in good faith to transfer a certificate if it is not satisfied as to the propriety of the requested transfer.
Bank may perform any of its duties by or through attorneys or agents. Bank shall be entitled to advice of counsel concerning all matters hereunder and may pay reasonable compensation to all attorneys and agents as may reasonably be employed and shall be entitled to reimbursement therefor from the Company. Bank shall not be responsible for any loss or damage resulting from any action or nonaction taken in good faith in reliance upon such opinion or advice and Bank has provided notice to Company.
7) LIMITATION OF LIABILITY. In no event shall the Bank be liable or responsible with respect to any loss, liability, cost, damage or expense arising out of a claim by Company or by any third party in connection with the Services provided and/or performed by Bank under this Agreement, to the extent such services as to which any claim arises are provided and/or performed in accordance with (i) the Company’s written requirements and/or instructions; or (ii) the Company’s written concurrence that such Services are provided or performed or to be provided or performed comply with Company’s previously communicated requirements and/or instructions in such regard.
In no event shall Bank be liable for special, consequential or punitive damages arising from the performance or non-performance of any of the Services under this Agreement and the Bank’s liability hereunder to Company shall be limited, for the initial and subsequently renewal terms of the Agreement, to the lessor of the Company’s annual fee charged by Bank or actual damages as may be substantiated and documented.
8) REPRESENTATIONS OF COMPANY. The Company hereby makes the following representations;
a)	The Company is duly organized and validly existing and in good standing under the laws of the state of its formation.
     b) The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary corporate action and properly executed and constitutes the valid and binding obligation of the Company, subject to applicable bankruptcy and insolvency laws and general principles of equity, and will not violate any agreement or instrument by which the Company is bound.
     c) The Company agrees to furnish the Bank with any and all information in such forms as the Bank may require in order to comply with the reporting and other requirements of the Securities and Exchange Commission or such other regulatory body having jurisdiction over the services to be performed by the Bank for the Company under this Agreement.
     d) Company agrees to maintain records relating to the services performed hereunder for a period of six months and keep such records in a place of ready access for a period of at least six years thereafter and to return copies of such records, canceled stock certificates, instruments or documents, or any of the foregoing when requested to do so, to Bank.
     e) Company shall immediately advise the Bank in writing of all original issues and transfers of certificates for securities made or effected by the Company.
9) REPRESENTATIONS OF THE BANK.

     a) The Bank represents that this Agreement has been duly authorized by all necessary action and constitutes a valid and binding obligation of the Bank, subject to applicable bankruptcy and insolvency laws and general principles of equity.
     b) The Bank represents that it presently has and shall maintain during the term of this Agreement adequate staff and facilities to perform the Services agreed to by the Bank pursuant to this Agreement.
     c) The Bank agrees to furnish the Company with all information and such forms as the Company may require in order to comply with the reporting or other requirements of the Securities and Exchange Commission or such other regulatory body having jurisdiction over the Services to be performed by the Bank for the Company under this Agreement.
10) TERM. This Agreement shall be a continuous contract between both parties beginning at its effective date and may be cancelable to either party upon sixty (60) days written notice by Registered Mail return receipt requested. The Company shall provide Bank with the name of a successor securities services provider within thirty (30) days of the date set for termination of the Agreement and Bank shall forward records to such successor. If the Company fails to provide the name of a successor within said thirty (30) days, Bank shall forward records to the Company.
In the event that the Company cancels this Agreement, the Company shall pay a deconversion fee equal to $2,500 while the company, is not in a dividend payment mode. This fee payable in this section is payable as consideration for the work involved during and after the deconversion and is not a penalty for such termination.
11) FORCE MAJEURE. Bank shall have no liability or responsibility hereunder with respect to its failure to perform the Services or duties and obligations under this Agreement arising out of or related to acts beyond its control including those attributable to acts of God, war, conditions or events of nature, civil disturbances, work stoppage, equipment failure, power failure, fire and or other similar events beyond Bank’s control. If such failures Shall extend beyond a reasonable period of time, then the Company at its discretion, may immediately terminate this Agreement without any charges or damages and Bank shall cooperate and assist Company in such transfer.
12) NOTICES. Any notices required or permitted to be given shall be deemed effective upon receipt when sent by Certified Mail, Return Receipt Requested, to the following address or to such other addresses which a parry may later designate:
BANK:
The Fifth Third Bank
Stock Transfer Department
Corporate Trust Department, MD #IOAT60
38 Fountain Square Plaza
Cincinnati, Ohio 45202
Attention: Mr. Randolph J. Stierer
COMPANY:
The Mexico Equity and Income Fund, Inc.
ATTN: Andrew P. Chica
U.S. Bancorp Fund Services, LLC
615 East Michigan Street, LC-2
Milwaukee, Wisconsin 53202
13) EXPENSES. The Company further agrees to reimburse the Bank for all reasonable out of pocket expenses including, but not limited to, the following:

     a) Courier charges plus insurance for any and all shipments.
     b) Postage and insurance on mailing stock certificates, dividend checks and other mailings.
     c) Reimbursement for envelopes, printing of checks, other forms and other cost of supplies directly related to the Company’s shareholder requirements:
     d) Reimbursement for costs incurred in distributing materials to the beneficial owners of the Company’s stock.
     e) Fees of counsel or agents.
14) MISCELLANEOUS.
     a) Except as herein before provided, the terms and conditions of this Agreement shall not be amended, supplemented or otherwise changed except in writing signed by both of the parties hereto.
     b) The headnotes contained herein are considered only as a matter of convenience and for reference and in no way define or limit the scope or intent of this Agreement or in any way affect this Agreement.
     c) This Agreement contains the entire agreement of the parties and no representations, inducements, promises or agreements or otherwise not embodied herein shall be of any force or effect.
     d) The representations and warranties contained herein shall survive the terms of this Agreement but not beyond the applicable statute of limitations.
     e) If any section, subsection, sentence, clause, portion of mis Agreement or underlying the Agreement is for any reason held invalid or unconstitutional by any court, federal or state agency of competent jurisdiction, such portions shall be deemed a separate, distinct and independent provision and such holdings shall not effect the validity of the remaining portions hereof.
     f) This Agreement shall be controlled by the laws of the State of Ohio.
IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

Fifth Third Bank.

/s/ Gene E. Ploege
By: Gene E. Ploege Its: Vice President

ATTEST:	The Mexico Equity and Income Fund, Inc.

/s/ Andrew P. Chica	/s/ Phillip Goldstein
By: Andrew P. Chica Title: Secretary of the Fund	By: Phillip Goldstein Its: Director & Chairman of the Board

EXHIBIT A
REGULATIONS
FOR SECURITIES TRANSFER AND REGISTRATION
1)	DOCUMENTS TO BE FILED WITH APPOINTMENT.
In connection with the appointment of Fifth Third Bank (hereinafter called the “Bank”) as Transfer Agent or as Registrar of securities, there shall be filed with the Bank the documents listed on Appendix I Hereto.
2)	LIMIT OF AUTHORITY.
Unless expressly limited by the resolution of appointment or by subsequent corporate action, the appointment of the Bank as Transfer Agent or as Registrar shall include and cover the amount of securities of the class for which the bank is appointed Agent pursuant to the Security Services Agreement between the Bank and the Company, us the same shall at any time be constituted and authorized by the governing documents of the Company. If there are any subsequent increases or changes in such authorized securities the Company shall file with the Bank:
a)	A certified copy of the amendment to the governing documents of the Company authorizing the increase o securities or other changes as is applicable.f

b)	A certified copy of such commission, governmental or other consent to the issuance of the securities as may be required by law.

c)	If the original appointment of the Bank was expressly limited, a certified copy of a resolution of the Company’s governing board increasing the authority of the Bank.

d)	Information that the securities have been registered under the Securities Act of 1933, as amended, or opinion of counsel for the Company that the securities are exempt from registration.
3)	TEMPORARY CERTIFICATES.
If temporary certificates are issued in the first instance, the Bank will issue or register definitive certificates when the same are ready in exchange for, or in transfer of, such temporary certificates.
4)	RECAPITALIZATION OR READJUSTMENT.
In case of any recapitalization, readjustment or other change in the structure of the Company requiring a change in the form of the stock certificates, the Bank will issue or register certificates in the new form in exchange for, or in transfer of, the outstanding certificates in the old form, upon receiving:
a)	Written instructions from an officer of the Company.

b)	A certified copy of the amendment to the governing documents of the Company reflecting the change.

c)	A certified copy of such commission, governmental or other consent to the issuance of the securities in the new form as may be required by law.

d)	Information that the securities have been registered under the Securities Act of 1933, as amended, or opinion of counsel for the Company that the securities are exempt form registration.
5)	SECURITIES CERTIFICATES.
The Company will furnish the Bank with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of the Bank. Such blank stock certificates shall be signed by the officers of the Company authorized by law or by the by-laws or code of regulations to sign stock certificates, and shall bear the corporate seal.

6)	AMENDMENTS OF GOVERNING DOCUMENTS.
The Company will file with the Bank certified copies of all amendments to its governing documents (including, in the case of a corporation articles of incorporation, certificate of incorporation, by-laws or code of regulations) made after the date of creation of the agency.
7)	INSTRUCTION FROM THE COMPANY AND OPINION FROM COUNSEL.
At any time the Bank may request to any officer of the Company for instructions, and may seek advice with legal counsel for the Company or its own legal counsel, in respect of any matter arising in connection with the agency, and it shall not be liable for any action taken or suffered by it in good faith in accordance with such instructions or with the opinion of such counsel.
8)	PAPERS SUBJECT TO APPROVAL OF BANK COUNSEL.
The acceptance by the Bank of its appointment as Transfer Agent or as Registrar, and all documents filed in connection with such appointment and thereafter in connection with the agency, shall be subject to the approval of legal counsel for the Bank.
9)	CERTIFICATION OF DOCUMENTS.
The copy of the governing documents of the Company and copies of all amendments thereto shall be certified by the Secretary of State of the state of the Company’s formation, and if such governing documents and amendments are required by law to be also filed with a county, city or to the officer or official body, a certificate of such filing shall appear on the certified copy submitted to the Bank. Copies of commission, governmental or other consents to the issuance of the securities shall be certified by the Secretary or Clerk or the commission or other body granting the consent, or by the officer having custody of the records, The copy of the governing documents and copies of all amendments thereto, and copies of resolutions of the Company’s governing body, shall be certified by the Secretary or an Assistant Secretary of the Company under the Company’s seal.
10)	SIGNATURES.
The Bank shall be protected in acting under any paper or document believed by it to be genuine and to have been signed by the proper person or persons. It shall also be protected in recognizing stock certificates for securities, which it reasonably believes to bear the genuine signatures of the officers of the company and the genuine counter-signature of the Transfer Agent or Registrar.
11)	ORIGINAL ISSUE OF STOCK CERTIFICATES.
The Bank as Transfer Agent will make original issues of certificates of securities upon the written requisition of any officer of the Company having authority to make such request.
12)	ORIGINAL ISSUE TAX.
Before making any original issue of certificates the Bank must be furnished with a sufficient amount of money to pay any applicable federal or state tax on the original issue of securities. If the securities have no par value the Company will furnish to the Bank such evidence as may be required by the Bank to show the actual value of the securities.

13)	TRANSFER OF SECURITIES.
Shares of securities will be transferred and new certificates issued in transfer upon the surrender of the old certificates properly endorsed for transfer, accompanied by such documents as the Bank may deem necessary to evidence the authority of the person making the transfer, and bearing the necessary transfer tax stamps, if any. The Bank reserves the right to refuse to transfer securities until it is satisfied that the endorsement on the certificate is valid and genuine, and for that purpose it may require a guaranty of signature by a firm having membership in the Securities Transfer Agents Medallion Program or by a bank or trust company approved by it.
The Bank also reserves the right to refuse to transfer securities until it is satisfied that the requested transfer is legally authorized, and it shall incur no liability far the refusal in good faith to make transfers which it, in its judgment, deems improper or unauthorized.
14)	SUBSCRIPTION WARRANTS.
The Bank as Transfer Agent will issue and mail warrants for rights to subscribe to securities and will accept subscriptions and issue certificates of securities therefor upon receiving written instructions from an officer of the company and upon being supplied with such warrants.
15)	LOST STOCK CERTIFICATES.
The Bank may issue new or duplicate certificates in place of certificates represented to have been lost, stolen or destroyed upon receiving an adequate bond of indemnity from the appropriate shareholder or upon written instructions from the Company and indemnity satisfactory to the Bank, the Company and the Registrar. Such instructions from the Company shall be in the form of a certified copy of a resolution of the Company’s governing board and shall be in accordance with the provisions of law or of the governing documents of the Company. The Bank may issue new certificates in exchange for, and upon surrender of, mutilated certificates.
16)	SECURITIES DIVIDENDS.
The Bank will issue and mail certificates of securities representing a securities dividend upon receiving written instructions from an officer of the Company.
17)	CASH DIVIDENDS.
The Bank will distribute cash dividends on the securities of the Company upon receiving the money for the dividend and written instructions from an officer of the Company.
18)	STOCKHOLDERS’ LISTS.
The Bank will supply a securities holders’ list as of the record date to the Company for its annual or special meetings upon receiving a request from an officer of the Company. It will also supply lists at such other times as may be requested by an officer of the Company.
19)	NOTICES TO STOCKHOLDERS.
At the written request of an officer of the Company, the Bank will address and mail such notices to securities holders and broker search cards released to meetings of stockholders as the Company may desire to send out.
20)	DISPOSITION OF CANCELLED CERTIFICATES.
The Bank may send periodically to the Secretary of the Company certificates of securities which have been canceled in transfer or in exchange, upon the understanding that the same will not be destroyed by the Company but will be safely stored for future reference.
21)	INSPECTION OF STOCK BOOKS.
In case of any request or demand for the inspection of the securities books of the Company, the Bank will endeavor to notify the Company and to secure instructions as to permitting or refusing such inspection. The Bank reserves the right, however, to exhibit the securities books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books to such person.
22)	REGISTRATION OF ORIGINAL ISSUE OF STOCK CERTIFICATES.
The Bank, as Registrar, will register original issues of stock certificates upon the presentation to it for that purpose by the Transfer Agent of signed and countersigned securities certificates. If the stock is listed on any stock exchange, the requirements of such exchange as to the registration of stock certificates must be fulfilled.
23)	REGISTRATION IN TRANSFER.
Certificates of securities will be registered in transfer upon the presentation to the Bank by the Transfer Agent of certificates theretofore issued for a like amount of securities and not previously discharged from registry in canceled form. The Bank, as Registrar, will not be responsible for the validity of the transfer of securities, the genuineness of the endorsement, the authority of the transferor or the payment of taxes.
24)	CONFLICTS.
In the event of any conflict between the terms of these Regulations and the terms of the Agreement between the Bank and the Company regarding the appointment of the Bank, as Registrar and/or Transfer Agent, the terms of such Agreement shall control.
25)	AMENDMENT.
The Bank may amend these Regulations at any time and Company shall be bound by and subject to such amendments.

APPENDIX I
Stock Transfer Agent Appointment
A)	Documents needed upon Acceptance of Appointment
1.	Copy of Articles of Incorporation or other governing documents and all amendments to date, certified by Secretary or other authorized officer of the Company.

2.	Copy of Bylaws and all amendments 10 date, certified by the Secretary or other authorized officer of the Company.

3.	Copy of resolutions of the governing board of the Company appointing Bank as Transfer Agent certified by the Secretary or other authorized officer of the Company.

4.	Certificates of Election and specimen signatures of officers authorized to instruct us in connection with the agency, certified by the Secretary of the Company.

5.	Specimens of each form and denomination of securities certificates which Bank will be authorized to issue and/or accept in transfer, certified by the Secretary or other authorized officer of the Company as being in the form approved by the governing board of the Company.

6.	Opinion of counsel to the Company covering:
a)	The good standing of the corporation,

b)	The validity of the issue, and

c)	The applicability of the Securities Act of 1933; Trust Indenture Act of 1939, the Investment Company Act of 1940, and the laws or regulations of other Governmental Agencies, if any.
7.	Certification as to outstanding stock at the time of our appointment.

8.	Certified list of registered holders showing full details as to addresses, certificates held, issue dates and I.D. numbers.

9.	List of “stop transfer” orders in effect, if any.

10.	If daily transfer reports are to be mailed, instructions in this connection,

11.	Certified Resolution appointing our Bank as Dividend Disbursing Agent and letter of instructions regarding procedure — including authorization of Bank to open account and draw from account.

12.	Copies of any merger or acquisition agreement or other document, which will result in any stock exchange.
B)	Transactions involving an original issue or public offering of stock.
1.	Copy of the Prospectus, certified by the Secretary or other authorized officer of the Company to be a true copy of the Prospectus filed with and made a part of the Registration Statement.

2.	Opinion of counsel to the effect that the subject shares being offered by the Prospectus have been registered under the Securities Act of 1933, as amended, and that the registration has become effective,

3.	Certified or photostat copy of the SEC Order declaring the Registration Statement effective.

4.	Photostat copy of a “no stop order” telegram, which is issued by the SEC on or before the closing date.

5.	Officer’s instructions to Bank reissuance and delivery of the securities certificates.

EXHIBIT B
TRANSFER AGENT SERVICES

Conversion Fee:	$ 0.00
There is no conversion fee assuming that we receive a good electronic file from your existing transfer agent. If manual set up were required, a conversion fee based upon time and materials would apply. We do not anticipate any such occurrence with the Mexico Equity and Income Fund, Inc. common stock.

Annual Transfer Agent Administration Fee:	$10,500.00
The Annual Administration Fee covers the administration of all open and closed shareholder accounts for The Mexico Equity and Income Fund, Inc. common stock. Moreover, the Annual Administration Fee includes the following services:

➢	Shareholder record keeping for up to 1,000 shareholders (shareholders in excess of 1,000 billed at a rate of $10.00 per shareholder)

➢	Processing of all transfers

➢	Issuance of all certificates

➢	Registrar services

➢	Processing of up to 25 stock options per annum (options in excess of 25 billed at a rate of $10 per option)

➢	Payment of quarterly cash dividend via check or ACH

➢	Administration of dividend reinvestment plan for up to 1,000 participants (participants in excess of 1,000 billed at a rate of $5.00 per participant)

➢	Annual meeting services including the mailing and tabulation of proxy cards relating to all registered shareholders, attendance at the annual meeting, and serving as inspector of elections (electronic proxy voting via the Internet and telephone available at a cost of $3,000 per annum or special event)

➢	Shareholder reports of 12 per annum (you pick the reports you desire and when you get them-reports in excess of 12 billed at a rate of $100 per report)

➢	Tax reporting

➢	Escheatment services to all 50 states

Out of Pocket Expenses
Reimbursable expenses include, but are not limited to, the following:

➢	Postage

➢	Wire charges

➢	Courier fees

➢	Stationery

➢	Insurance

➢	Broker search and distribution for annual meeting

➢	Inserting and/or match mailing

➢	Brokerage commissions on buys/sells (typically paid by shareholder, but if not, reimbursable by the company at a rate of $0.10 per share)

➢	Research fees for other than current year (typically paid by shareholder, but if not, reimbursable by the company at rate of $10 per year)

➢	Replacement certificates (typically paid by shareholder, but if not, reimbursable by the company at a rate of $30 per certificate)

➢	Copies of paid checks (typically paid by shareholder, but if not, reimbursable by the company at a rate of $10 per check)

➢	Duplicate dividend reinvestment statements (typically paid by shareholder, but if not, reimbursable by the company at a rate of $25 per statement)
Other Services
The following services represent services which are extraordinary in nature and as such, fees for such services will be provided on a time and materials basis if and when they arise:

➢	Tender and exchange agent

➢	Stock splits and stock dividends

➢	Small shareholder buyback

➢	Secondary offerings

➢	Direct stock purchase plan administration
These fees are contingent upon the review and execution of the Fifth Third Bank Security Services Agreement (the “Agreement”) by The Mexico Equity and Income Fund, Inc. and Fifth Third Bank. This fee proposal shall be made a part of the Agreement and shall be amended from time to time with the mutual approval of both parties.